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INDEPENDENT
BANK CORP.
Parent of Rockland Trust Company

SHAREHOLDER RELATIONS                                              NEWS RELEASE
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288 Union Street, Rockland, MA  02370

                                               Contact: Douglas H. Philipsen
                                                        Chairman of the Board,
                                                        President and
                                                        Chief Executive Officer
                                                        (781) 982-6613

                                                        Denis K. Sheahan
                                                        Chief Financial Officer
                                                        and Treasurer
                                                        (781) 982-6341

                              FOR IMMEDIATE RELEASE

                        INDEPENDENT BANK CORP. ANNOUNCES
                         WORLDCOM BOND IMPAIRMENT CHARGE

         Rockland, Massachusetts (June 27, 2002) Independent Bank Corp. (NASDAQ:
INDB), parent of Rockland Trust Company, announced today that it was taking an impairment charge which will decrease the Company's net income for the current quarter.

         On May 2, 2001, over one year ago, the Company acquired corporate bonds issued by Worldcom, Inc. with a face value of $5 million for $5.1 million (the "Worldcom Bonds") for the Company's investment portfolio. The Worldcom Bonds have a 7.875 % coupon and a May 15, 2003 maturity date. As the current size of the Company's investment portfolio is over $700 million, the Worldcom Bonds comprise less than one percent of the Company's current investments.

         The Company now anticipates that the Worldcom Bonds will be deemed "other than temporarily impaired" under the provisions of Statement of Financial Accounting Standards No. 115. As a consequence, the Company will record a one-time impairment charge in the current quarter. Based upon the current market price for the Worldcom Bonds the impairment charge would be approximately $4.4 million pretax, which would result in an after-tax earnings per share impact of approximately 17 cents per share.


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         Although the impairment charge will decrease net income for the current quarter, the Company does not expect the impairment charge to have a significant impact on either the Company's operating earnings or the Company's overall financial condition.

         Independent Bank Corp.'s sole bank subsidiary, Rockland Trust Company, currently has $2.2 billion in assets, 52 retail branches, eight commercial lending centers and three Investment Management Offices located in Plymouth, Barnstable, Norfolk and Bristol counties of southeastern Massachusetts. For more information, visit www.rocklandtrust.com.


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